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Registration No. 333-[_______]
As filed with the U.S. Securities and Exchange Commission on July 30, 2009
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM S-8
REGISTRATION STATEMENT
Under
The Securities Act of 1933

INNOVATIVE DESIGNS INC.
(Exact name of registrant as specified in Its charter)

Delaware	03-0465528
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
223 North Main Street, Suite 1
Pittsburgh, PA	15215
(Address of Principal Executive Offices)	(Zip Code)

2003 Stock Grant Plan
(Full title of the Plan)
Joseph Riccelli
Chief Executive Officer
Innovative Designs, Inc.
223 North Main Street, Suite 1
Pittsburgh, PA 15215
(Name and address of agent for service)
(412) 799-0350
(Telephone Number, Including Area Code, of Agent for Service)
With a Copy to:
John L. Thomas, Esquire
18 Beth Dr.
Moorestown, NJ 08057
     Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☒
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
Title of Securities	Amount To Be	Offering Price Per	Aggregate Offering	Amount of
to Be Registered	Registered(1)	Share(3)	Price(2)	Registration Fee
Common Stock, par value $0.0001 per share,	500,000 shares	$.30	$150,000	$8.37

(1) This Registration Statement also relates to any additional shares of Common Stock which become issuable under the 2003 Stock Grant Plan by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without the Registrant’s receipt of consideration that results in an increase in the number of the outstanding shares of the Registrant’s Common Stock.

(2) Estimated solely for purposes of calculating the registration fee required by Section 6(b) of the Securities Act of 1933, as amended (the “Securities Act”), and calculated pursuant to Rules 457(c) and 457(h) under the Securities Act, the registration fee has been calculated based on the average of the high and low prices per share of the Registrant’s Common Stock as reported on the OTC-Bulletin Board on July 13, 2009 ($.30).

EXPLANATORY NOTE
     This Registration Statement registers an additional 500,000 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), for which registration statement (Registration No. 333-110582) relating to the same stock grant plan is effective.
PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
Item 1. Plan Information.
     Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8.
Item 2. Registrant Information and Employee Plan Annual Information.
     Information required by Part I to be contained in the Section 10(a) prospectus is omitted from the Registration Statement in accordance with Rule 428 under the Securities Act and the Note to Part I of Form S-8.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     Innovative Designs Inc. (the “Registrant” or “Company”) hereby incorporates by reference into this registration statement the following documents, which have been previously filed by the Registrant with the U.S. Securities and Exchange Commission (the “Commission”) under File No. 000-51791:
     (a) The Registrant’s Annual Report on Form 10-K for the fiscal year ended October 31, 2008;
     (b) The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended January 31, 2009;
     (c) The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended April30, 2009;
     (d) The description of the Registrant’s capital stock contained in the Registrant’s Registration Statement on Form SB filed with the Commission on March 11, 2003 (File No. 333-103746) including any amendment or report filed for the purpose of updating such description; and

     In addition, all documents filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) subsequent to the effective date of this Registration Statement, but prior to the filing of a post-effective amendment to this Registration Statement indicating that all securities offered hereby have been sold or de-registering all securities then remaining unsold, shall be deemed to be incorporated by reference herein and to be a part hereof from the date of filing of such documents (other than information furnished under Items 2.02 or 7.01 of Form 8-K or otherwise not filed with the Commission, which is deemed not to be incorporated by reference in this Registration Statement). These documents include reports, such as Proxy Statements, Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Any statement contained herein, in an amendment hereto, or in any document incorporated or deemed to be incorporated herein by reference shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document incorporated or deemed to be incorporated herein by reference, which statement is also incorporated herein by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     The opinion as to the legality of the securities registered hereunder is being given by John L Thomas, Esquire. Mr. Thomas owns 27, 000 shares of the Company’s Common Stock.
Item 6. Indemnification of Directors and Officers.
     Section 145(a) of the General Corporation Law of the State of Delaware (“Delaware Corporation Law”) provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), because the person is or was a director or officer of the corporation. Such indemnity may be against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and if, with respect to any criminal action or proceeding, the person did not have reasonable cause to believe the person’s conduct was unlawful.

     Section 145(b) of the Delaware Corporation Law provides, in general, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor because the person is or was a director or officer of the corporation, against any expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Article Seventh of the Registrant’s Restated Certificate of Incorporation  provide for indemnification and/or exculpation to the fullest extent authorized by the Delaware Corporation Law for any person who is or was a director or officer of the Registrant who is or was involved or threatened to be made so involved in any proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person is or was serving as a director or officer of the Registrant or was serving at the request of the Registrant as a director or officer of any other enterprise.  Article 9 of the Registrant’s By-Laws provides that subject to the provisions of Delaware Corporation Law, the Registrant shall indemnify any person against liabilities and other expenses incurred in connection with services to the Registrant if it is determined that such person acted in good faith and in a manner which such person reasonably believed was in the best interest of the Registrant.
     The foregoing is only a general summary of certain aspects of Delaware law and the Registrant’s organizational documents dealing with indemnification of directors and officers, and does not purport to be complete. It is qualified in its entirety by reference to the detailed provisions of Section 145 of the Delaware Corporation Law, Article Seventh of the Registrant’s Certificate of Incorporation and Article 9 of the Registrant’s By-Laws.
Item 7. Exemption From Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     Reference is made to the Exhibit Index filed herewith.
Item 9. Undertakings.
     (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
          (i) To include any prospectus required by Section 10(a) (3) of the Securities Act of 1933;
          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     Provided, however, that paragraphs (a) (1) (i) and (a) (1) (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
     (b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, State of Pennsylvania, as of July 21, 2009.

Innovative Designs Inc.

By:	/s/ Joseph Riccelli
Joseph Riccelli
Chief Executive Officer and Chairman of the Board of Directors

     Pursuant to the requirements of the Securities Act of 1933 as amended, this Registration Statement has been signed by the following persons in the capacities and as of the dates indicated.

Signature	Title	Date

/s/ Joseph Riccelli	Chief Executive Officer and Chairman of the
Joseph Riccelli	Board of Directors Director (Principal Executive Officer And Principal Accounting Officer))	July 21 2009

*	Director
Robert D. Monsour

/s/ Daniel P. Rains	Director	July21, 2009
Daniel P.l Rains

/s/ Dean P. Kolocounis	Director	July 21, 2009
Dean P. Kolocounis

INDEX TO EXHIBITS

EXHIBIT
NUMBER	EXHIBIT
3.1	Certificate of Incorporation (incorporated by reference to Exhibit XX to the Company’s registration statement on Form SB file no. 333-103746 filed March 11, 2003).

3.2	By-Laws of the Company (incorporated by reference to Exhibit XX to the Company’s registration statement on Form SB, file no. 333-103746 filed March 11, 2003).

5.1*	Opinion of Counsel

10.1	2003 Stock Grant Plan (incorporated by reference to the Company registration statement on Form S-8 file no. 333-110582)

23.1*	Consent of Independent Registered Public Accounting Firm.

23.2*	Consent of Counsel (included in Exhibit 5.1)
_____________
•	Filed herewith